Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SEMGROUP ENERGY PARTNERS, L.P.

February 22, 2007

This Certificate of Limited Partnership of SemGroup Energy Partners, L.P. has been duly executed and is being filed to form a limited partnership pursuant to Section 17-201 and 17-204(a)(1) of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

1. Name. The name of the limited partnership is SemGroup Energy Partners, L.P. (the “Partnership”).

2. Registered Office and Registered Agent. The address of the registered office of the Partnership, as required by Section 17-104 of the Act, is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware, as required by Section 17-104 of the Act, are as follows:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3. General Partner. The name and business address of the sole general partner of the Partnership are as follows:

SemGroup Energy Partners G.P., L.L.C.

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

IN WITNESS WHEREOF, the undersigned sole general partner of the Partnership has executed this Certificate of Limited Partnership to be effective as of the date first written above.

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By:	/s/ Kevin L. Foxx
Kevin L. Foxx
President and Chief Executive Officer